     Exhibit 107.1
Calculation of Filing Fee Table

Form S-8
(Form Type)

Alkami Technology, Inc.
(Exact Name of Registrant as Specified in its Charter)
Newly Registered Securities

Title of Securities To Be Registered	Amount to be Registered(1)		Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.001 par value per share	4,497,732	(2)	$13.13	$59,055,221.16	$5,474.42
Common Stock, $0.001 par value per share	199,528	(4)	$13.13	$2,619,802.64	$242.86
Common Stock, $0.001 par value per share	500,000	(5)	$13.13	$6,565,000.00	$608.58
Total:	5,197,260			$68,240,023.80	$6,325.85	(6)

(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of the common stock of Alkami Technology, Inc. (the “Registrant”) that become issuable under the 2021 Employee Stock Purchase Plan (the “ESPP”) by reason of any stock dividend, stock split, recapitalization or similar transaction effected without the Registrant’s receipt of consideration which would increase the number of outstanding shares of common stock.

(2) Represents the additional shares of common stock available for future issuance under the 2021 Plan resulting from a automatic annual increase as of January 1, 2021.

(3) This estimate is made pursuant to Rule 457(c) and Rule 457(h) of the Securities Act solely for purposes of calculating the registration fee. The Proposed Maximum Offering Price Per Share for shares available for future grant is the average of the high and low prices for the Registrant’s common stock as reported on The New York Stock Exchange on March 16, 2022.

(4) Represents common stock to be issued pursuant to the 2021 Plan that were previously authorized for issuance but were not included on the Prior Registration Statement.

(5) Represents the additional shares of common stock available for future issuance under the ESPP resulting from an automatic annual increase as of January 1, 2021.

(6) A registration fee in the amount of $32,740.82 was previously paid by the Registrant in connection with the filing of its Registration
Statement on Form S-1 (File No. 333-254108) (as amended, the “S-1 Registration Statement”) on April 5, 2021. As a result of a subsequent decrease in the offering size, only $23,827.35 in registration fees were due in respect of the final number of shares registered under the S-1 Registration Statement. Pursuant to Rule 457(p) under the Securities Act, the Company is offsetting the
$6,325.85 registration fee due under this Registration Statement with the $8,913 that remains unused from the registration fee paid in connection with the S-1 Registration Statement.